Independent Auditors' Consent


The Board of Directors
Peoples First Corporation
Paducah, Kentucky:

We consent to incorporation by reference in the registration statement on Form S-3 of Peoples First Corporation of our report dated January 27, 1997, relating to the consolidated balance sheets of Peoples First Corporation and subsidiaries as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1996, which report appears in the 1996 annual report on Form 10-K of Peoples First Corporation.


                                        /s/ KPMG Peat Marwick LLP

St. Louis, Missouri
September 30, 1997